EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

The following are wholly-owned subsidiaries of the Company at December 31, 2000:
                                                                    Year Of
Industry                Subsidiary                Incorporation   Organization
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Educational Products    Siboney Learning Group, Inc.  Texas           1968
                          formerly known as
                          GAMCO Industries, Inc.

Natural Resources       Axel Heiberg Oil Company      Delaware        1968

Natural Resources       Siboney Resources -           Texas           1968
                          Texas, Inc.

Natural Resources       Siboney Coal Company, Inc.    Kentucky        1978